Exhibit 10.37
SERVICES AGREEMENT
     This Services Agreement (“Agreement”), dated as of May 15, 2009 (the “Effective Date”), is entered into by Trident Microsystems (Far East) Ltd., Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I. (“TMFE”) and Micronas GmbH, Hans-Bunte-Strasse 19, 79108 Freiburg i.Br., Germany (“Micronas”). For purposes of this Agreement, “TMFE” and “Micronas” will be deemed to include its wholly-owned subsidiaries.
     WHEREAS, pursuant to that certain Purchase Agreement, dated as of even date herewith, by and between Micronas, Trident Microsystems, Inc. and TMFE (the “Purchase Agreement”), Buyer has purchased certain assets (the “Acquisition”) from Micronas and its affiliates relating to the Product Lines (as defined in the Purchase Agreement).
     WHEREAS, in connection with the Acquisition, TMFE desires to engage Micronas to (i) perform certain services and support (“Transition Services”), (ii) sell inventory and non-Turnkey products relating to the Product Lines, AVFB and VGCB (“Inventory”) and (iii) sell newly manufactured products of the Product Lines, AVFB and VGCB (“Manufactured Products”), upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, TMFE and Micronas agree as follows:
1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings ascribed to them below. Terms used in this Agreement that are not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement.
          1.1. “AVFB” means the analog front-end video and audio decoder product, as currently produced by Micronas and its Affiliates.
          1.2. “Assembly” means the process of electrically connecting and mechanically encapsulating Die in a Package.
          1.3. “Die” means individual integrated circuits on Wafers.
          1.4. “Package” means Die, encapsulated through a required Assembly.
          1.5. “Sort” means electrical and functional probing tests, applied on a wafer level .
          1.6. “Test” means electrical and functional tests, applied on a packaged level.
          1.7. “Turnkey” means Die which has gone through Sort, Assembly, final Test, mark and pack.
          1.8. “VGCB” means the dual channel video graphics controller for full HD 1080p flat panel televisions, as currently produced by Micronas and its Affiliates.
          1.9. “Wafer(s)” means silicon wafer(s) containing integrated circuits.

2. TRANSITION SERVICES. During the Term, upon the terms and subject to the conditions of this Agreement, Micronas hereby agrees to perform the Transition Services set forth in Schedule A attached hereto. TMFE shall reimburse Micronas for the fees and expenses set forth on Schedule A in connection with Micronas’ performance of each such Transition Services. All payments to be made hereunder shall be made by TMFE to Micronas within thirty (30) days after receipt of an invoice, to such account as Micronas specifies in writing to TMFE.
3. INVENTORY; ORDERS FOR MANUFACTURED PRODUCTS; PAYMENTS; SHIPMENT AND CANCELLATIONS.
     3.1. Inventory. As of the Effective Date, Micronas shall consign Die Bank and Finished Goods of the Inventory to TMFE. TMFE may select from consigned Inventory, on a FIFO basis, at a cost of net book value. TMFE shall provide weekly reporting on Inventory selected. Micronas shall issue invoices to TMFE based on such weekly reports and TMFE shall make payments to Micronas within thirty (30) days of receipt of invoice. In addition to the price, TMFE shall pay any tax, duty, fee, or other charge imposed by a government authority on the sale of the Inventory. All amounts due and payable hereunder shall be invoiced and paid in Euro. Micronas shall have a right to audit such reports, no more than once per calendar quarter. TMFE may request Inventory to be located at another location as designated by TMFE. TMFE shall bear the shipping costs to the new location or any return to the prior location. Micronas shall cancel all FAB open purchase orders on agreed upon wafer inventory and TMFE shall issue replacement purchase order to FAB. TMFE shall issue a purchase order for product to be built before the Closing Date (as defined in the Purchase Agreement) and will purchase product on a “take or pay” basis.
     3.2. Orders for Manufactured Products. TMFE may place orders for Manufactured Products by submitting a purchase order to Micronas. Micronas shall acknowledge acceptance or rejection of TMFE’s purchase order within five (5) business days of receipt of such purchase order. In the acknowledgement of acceptance, Micronas shall include the estimated shipment date(s) for the underlying purchase order; provided, however, that once Micronas accepts a purchase order, Micronas will sell and ship the Manufactured Products in accordance with the terms of such purchase order. Once Micronas has accepted a purchase order, any amendments or modifications to the purchase order with respect to the amount of Manufactured Products can only be made if signed by both parties. In the event the estimated delivery date is delayed by more than five (5) days, Micronas shall provide prompt notice to TMFE of such delay in shipment.
     3.3. Prices and Payment. The Manufactured Products prices are set forth in Schedule A attached hereto; provided, however, in the event the parties mutually agree in writing in a purchase order to a price that is different from the price in Schedule A, the price for the Manufactured Products shall be the price as provided under that purchase order. Micronas shall send invoices to TMFE after the shipment of the Manufactured Products. All payments to be made hereunder shall be made by TMFE to Micronas within thirty (30) days after receipt of an invoice, to such account as Micronas specifies in writing to TMFE. In addition to the price, TMFE shall pay any tax, duty, fee, or other charge imposed by a government authority on the sale of the Manufactured Products. All amounts due and payable hereunder shall be invoiced and paid in Euro.
     3.4. Shipment. All Inventory or Manufactured Products shall be sold, prices quoted, FCA (Free Carrier) from Micronas’s storage location in Freiburg, Germany or Hong Kong. Title and risk of loss pass to TMFE at the FCA point. TMFE shall be responsible for all costs associated with shipping and insurance as well as any necessary customs clearances and duties after the FCA point. If the parties mutually agree to drop-shipment of the Inventory or Manufactured Products, the minimum shipment size and other terms and conditions of such drop-shipment shall be set forth in a separate written agreement prior to commencement of such shipments. Micronas will ship the Inventory or Manufactured Products in its standard packaging. If TMFE requests special packaging, it will approach Micronas for the requested change implementation.

     3.5. Covenant of TMFE. TMFE covenants to Micronas that any Inventory consigned to TMFE shall be purchased in accordance with the “first in, first out” (FIFO) principle, whereby TMFE shall first sell the consigned Inventory pursuant to this Agreement before it sells any products manufactured by TMFE or Manufactured Products.
     3.6. End of Life Procedure. In the event of end of life for the continuing production of a product of the Product Lines, Micronas shall provide a cancellation notice six (6) months prior to such cancellation and provide TMFE the opportunity for a last time purchase.
     3.7. Returns; Chargebacks. TMFE shall assume responsibility for handling all returns of the Inventory or Manufactured Products purchased from Micronas after the Effective Date in accordance with Micronas’s normal return policies and procedures, including quality levels previously committed by Micronas to its customers, existing on the Effective Date. Any returns received directly by Micronas after the Effective Date shall be forwarded to TMFE’s designated facility for handling of the returned Inventory or Manufactured Products and processing of customer credits. Notwithstanding the foregoing, Micronas shall be responsible for payment of all such returns and chargebacks for the Inventory or Manufactured Products sold by Micronas after the Effective Date. TMFE shall deduct the shipping charges, actual product returns, actual damaged product and, if applicable, actual chargebacks from Micronas during the period. TMFE shall have a right of offset for such amounts provided TMFE provides a detailed statement to Micronas to that effect.
4. OWNERSHIP; CONFIDENTIALITY.
     4.1. Ownership. Each party retains all right, title and interest in and to its own Intellectual Property.
     4.2. Confidentiality. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (i) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form and delivered to the Receiving Party within thirty (30) days of disclosure, or (ii) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees and subcontractors who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was in the public domain at or subsequent to the time such information was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party, (b) was rightfully in the Receiving Party’s possession free of any obligation of confidence at or subsequent to the time such information was communicated to the Receiving Party by the Disclosing Party, (c) was developed by employees or agents of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party, or (d) was communicated by the Disclosing Party to an unaffiliated third party free of any obligation of confidence. The obligations under Section 4.2 shall not apply to the extent that Confidential Information includes information which is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure. The parties’ obligations under this Section shall survive termination or expiration of this Agreement for a period of five (5) years; provided, however, that obligations of confidentiality with respect to source code and circuit designs in human-readable format (e.g., register transfer level (RTL) format) provided hereunder shall remain in effect in perpetuity.
     4.3. Remedies. It is expressly agreed that a violation of this confidentiality obligation will cause irreparable harm to the disclosing party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the disclosing party will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of this Section by the receiving party.
5. LIMITATION OF LIABILITY. Each party’s liability under the Transition Services and sale of Inventory or Manufactured Products, respectively, hereunder from any cause whatsoever shall in no event exceed an amount equal to the amount of the fees and/or purchase price paid by TMFE to Micronas for such Transition Services and/or Inventory and/or Manufactured Products, respectively, giving rise to such liability. Micronas’ liability under this Agreement shall be limited to Micronas’ willful misconduct or gross negligence. This allocation of risk is reflected in the fees payable for the Transition Services and price of the Inventory or Manufactured Products.
6. CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS AND COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER THE CLAIM IS FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER THEORY OF LAW OR EQUITY, EVEN IF ADVISED OF SUCH DAMAGES.
7. TERM; TERMINATION.
     7.1. Term. The initial term of this Agreement shall begin on the Effective Date and shall expire on Schedule A, with respect to each Transition Service, unless earlier terminated pursuant to Section 7 hereof (the “Term”).
     7.2. Termination for Convenience. Either party may terminate this Agreement for any reason at its convenience upon ninety (90) days written notice to the other party prior to the expiration of the relevant Term as provided on Schedule A, with respect to each such Service; provided, however, that TMFE shall purchase, and Micronas shall fill, TMFE’s purchase orders that have been accepted prior to the notice of termination; provided, further, that upon any such termination, TMFE shall have the right to make a last time buy of Inventory or Manufactured Products within six (6) months of the effective date of termination.

     7.3. Termination With Cause. Either party may terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement by the other party hereto if such breach is not cured within such thirty (30) day period.
     7.4. Effect of Termination. Termination or expiration will not relieve either party from any liability arising from any breach of this Agreement. Neither party will be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.
8. MISCELLANEOUS.
     8.1. Authority. Each party hereby represents and warrants to the other party that (i) it has all requisite corporate power and authority necessary to perform the actions contemplated to be performed by it hereunder and (ii) this Agreement has been duly executed and delivered by such party and constitutes legal, valid and binding obligations of such party enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (A) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.
     8.2. Notices. All notices, requests or other communication hereunder shall be made in writing and shall be deemed to have been duly given by the parties if addressed and delivered by hand or telefax, or confirmed by registered mail with postage prepaid, or sent by international courier service to the addresses set forth below or to such other addresses which may be given by written notice in accordance with this Section.

If to Seller:	Micronas GmbH Hans-Bunte-Strasse 19 79108 Freiburg i.Br. Germany Telefax: +49 761 517 24 37 Attn. CFO

If to Purchaser:	Trident Microsystems (Far East) Ltd. c/o Trident Microsystems, Inc. 3408 Garrett Drive Santa Clara, CA 95054-2803 USA Telefax: +1 (408) 988-9176 Attn. General Counsel
     8.3. Assignment. Neither party shall assign this Agreement or any of its rights hereunder without prior written consent of the other party, provided that nothing herein prohibits Micronas from performing any manufacturing or other obligations hereunder through its Affiliates or third party foundries or subcontractors. “Affiliate” means an entity that directly or indirectly controls, is controlled by, or is under common control with Micronas. For purposes of this definition, “control” means the ownership of more than fifty (50%) percent of the voting stock of such entity, or if such entity is not a corporation, the ability to control the day-to-day operations and business of such entity.

     8.4. Agency. Each party shall be acting as an independent contractor and not as an agent or employee of the other party. Accordingly, each party assumes all risks in its performance of this Agreement and further shall be solely liable for all injuries to all persons and for all loss or damage to property to the extent which is attributed to its performance under this Agreement.
     8.5. Governing Law; Attorney’s Fees. This Agreement shall be interpreted and enforced in accordance with the laws of Switzerland excluding its choice of law rules, with exclusion of the Vienna Convention on the International Sale of Goods dated April 11, 1980.
     8.6. Force Majeure. In the event that either party hereto shall be rendered wholly or partially unable to carry out its obligation under this Agreement by reasons or causes beyond its reasonable control, including but not limited to fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, inability to obtain equipment or material, or insurrection, riots or other civil commotion, war, enemy action, acts, demands or requirements of the government in any state, or by other cause which it could not reasonably be expected to avoid, then the performance of the obligations of each party or the parties as they are affected by such causes shall be excused during the continuance of any inability so caused but such inability shall as far as possible be remedied with all reasonable dispatch, provided the non-performing party provides prompt written notice to the other party.
     8.7. Severability. If at any time any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired and the invalid, illegal or enforceable provision shall be replaced by a provision which best fits the Parties’ original intentions.
     8.8. Waiver. No failure or delay by either party in exercising any right, power, or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise thereof or the exercise of another right, power, or privilege hereunder preclude future exercise of the same. The waiver by one party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed on a subsequent occasion as a waiver of the same or any other breach.
     8.9. Entire Agreement. This Agreement and all Exhibits attached hereto represent the entire agreement between the parties as to the subject matter hereof, and supersedes and terminates all other prior or contemporaneous verbal or written agreements or understandings with respect to the subject matter hereof. Except as provided under Section 3.3 above, this Agreement supersedes any terms or conditions contained in any purchase order or other document exchanged by the parties, even if such purchase order or other document is contemplated hereunder. No modifications to this Agreement shall be enforceable except when in writing and signed by duly authorized representatives of both parties.
     8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.
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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Trident Microsystems (Far East) Ltd.	Micronas GmbH

/s/ Sylvia Summers Couder	/s/ Manfred Häner

Sylvia Summers Couder Director	Manfred Häner

/s/ Peter J. Mangan Peter J. Mangan President and Director